Exhibit 99.1

Galectin Therapeutics Reports 2017 Third Quarter Financial Results and Provides Business Update

All 52 weeks of infusions and 100% of the doses have been administered in the NASH Cirrhosis, NASH-CX Phase 2b Clinical Trial

Top Line Results of NASH-CX Phase 2b Clinical Trial Expected to be announced in early December 2017

NORCROSS, Ga. (November 7, 2017) – Galectin Therapeutics Inc. (NASDAQ: GALT), the leading developer of therapeutics that target galectin proteins, today reported financial results for the three months ended September 30, 2017. These results are included in the Company’s Quarterly Report on Form 10-Q, which has been filed with the U.S. Securities and Exchange Commission and is available at www.sec.gov.

“All of the patients in our NASH Cirrhosis, NASH-CX Phase 2b Clinical Trial have completed all 52 weeks of infusions and 100% of the doses have been administered,” said Peter G. Traber, M.D., president, chief executive officer and chief medical officer of Galectin Therapeutics. “The dropout rate was well below expectations, with 151 subjects out of the 162 enrolled having completed the full trial regimen. The data will be compiled and analyzed in expectation that we will meet our original target of reporting top line data in early December 2017.”

Expected Upcoming Milestones

•	Company remains on track to report top line data from the NASH-CX Phase 2b Clinical Trial in December 2017.

Summary of Key Development Programs and Updates

•	Company is funded through February 2018, which is sufficient to report top line data of the NASH-CX Phase 2b Clinical Trial.

•	Dr. Peter G. Traber, M.D., the Company’s president, chief executive officer and chief medical officer was Chair of the Conference for NASH Summit Europe 2017, an industry nonalcoholic steatohepatitis (NASH) drug development forum that was held in Frankfurt, Germany from October 10-12, 2017.

•	The Company received a Decision to Grant from the Chinese Patent Office for its patent application for “Composition of Novel Carbohydrate Drug for Treatment of Human Diseases,” which, when issued, will extend composition of matter coverage of the Company’s lead compound, GR-MD-02, to China, where the prevalence of fatty liver disease has approximately doubled over the past two decades, with around 15% of the population experiencing NASH.

Financial Results

For the three months ended September 30, 2017, the Company reported a net loss applicable to common stockholders of $4.7 million, or $0.13 per share, compared with a net loss applicable to common stockholders of $4.5 million, or $0.16 per share, for the three months ended September 30, 2016. The decrease is largely due to lower general and administrative expenses and to lower stock compensation expenses.

Research and development expense for the three months ended September 30, 2017 was $3.5 million, compared with $3.3 million for the three months ended September 30, 2016. The increase primarily is primarily related to higher pre-clinical and drug manufacturing expenses.

General and administrative expense for quarter was approximately $900,000, compared with $1.2 million for the prior year, with the decrease being primarily related to lower investor relations and non-cash stock compensation expenses.

As of September 30, 2017, the Company had $7.0 million of non-restricted cash and cash equivalents. The Company believes it has sufficient cash to fund currently planned operations and research and development activities through December 31, 2017.

About Galectin Therapeutics

Galectin Therapeutics is dedicated to developing novel therapies to improve the lives of patients with chronic liver and skin diseases and cancer. Galectin’s lead drug (GR-MD-02) is a carbohydrate-based drug that inhibits the galectin-3 protein that is directly involved in multiple inflammatory, fibrotic, and malignant diseases. The lead development program is in non-alcoholic steatohepatitis (NASH) with cirrhosis, the most advanced form of NASH related fibrosis. This is the most common liver disease and one of the largest drug development opportunities available today. Additional development programs are in treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis, and in combination immunotherapy for advanced melanoma and other malignancies. Galectin seeks to leverage extensive scientific and development expertise as well as established relationships with external sources to achieve cost-effective and efficient development. Additional information is available at www.galectintherapeutics.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or future financial performance, and use words such as “may,” “estimate,” “could,” “expect” and others. They are based on management’s current expectations and are subject to factors and uncertainties that could cause actual results to differ materially from those described in the statements. These statements include those regarding the hope that Galectin’s development program for GR-MD-02 will lead to the first therapy for the treatment of fatty liver disease with cirrhosis and those regarding the hope that our lead compounds will be successful in the treatment of severe atopic dermatitis, moderate-to-severe plaque psoriasis and in cancer immunotherapy. Factors that could cause actual performance to differ materially from those discussed in the forward-looking statements include, among others, that Galectin may not be successful in developing effective treatments and/or obtaining the requisite approvals for the use of GR-MD-02 or any of its other drugs in development; the Company’s current clinical trial and any future clinical studies may not produce positive results in a timely fashion, if at all, and could prove time consuming and costly; plans regarding development, approval and marketing of any of Galectin’s drugs are subject to change at any time based on the changing needs of the Company as determined by management and regulatory agencies; regardless of the results of any of its development programs, Galectin may be unsuccessful in developing partnerships with other companies or raising additional capital that would allow it to further develop and/or fund any studies or trials. Galectin has incurred operating losses since inception, and its ability to successfully develop and market drugs may be impacted by its ability to manage costs and finance continuing operations. For a discussion of additional factors impacting Galectin’s business, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, and subsequent filings with the SEC. You should not place undue reliance on forward-looking statements. Although subsequent events may cause its views to change, management disclaims any obligation to update forward-looking statements.

Contacts:

Jack Callicutt, Chief Financial Officer

(678) 620-3186

ir@galectintherapeutics.com.

Galectin Therapeutics and its associated logo is a registered trademark of Galectin Therapeutics Inc.

Condensed Consolidated Statements of Operations

	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
	(in thousands, except per share data)
Operating expenses:

Research and development	$3,503	$3,289	$10,719	$11,892
General and administrative	911	1,248	3,155	4,990

Total operating expenses	4,414	4,537	13,874	16,882

Total operating loss	(4,414)	(4,537)	(13,874)	(16,882)

Other income:
Interest and other	6	11	21	37

Total other income	6	11	21	37

Net loss	$(4,408)	$(4,526)	$(13,853)	$(16,845)

Preferred stock dividends and accretion costs	(254)	(119)	(827)	(639)

Net loss applicable to common stock	$(4,662)	$(4,645)	$(14,680)	$(17,484)

Basic and diluted net loss per share	$(0.13)	$(0.16)	$(0.42)	$(0.60)
Shares used in computing basic and diluted net loss per share	35,165	29,282	34,600	29,045

Condensed Consolidated Balance Sheet Data

	September 30, 2017	December 31, 2016
	(in thousands)
Cash and cash equivalents	$6,958	$15,362
Total assets	7,011	15,795
Total current liabilities	4,341	3,780
Total liabilities	4,341	3,780
Total redeemable, convertible preferred stock	1,723	1,723
Total stockholders’ equity	$947	$10,292

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